Exhibit 99.1

NEW JERSEY MINING COMPANY News Release June 17, 2014 Ref: 01-2014 OTC: NJMC

New Jersey Mining Company Reports High-Grade Gold in Rock Chip Samples from Its Eastern Star Project

Coeur d’Alene, Idaho, June 17, 2014 (GLOBE NEWSWIRE) – New Jersey Mining Company (“NJMC” or the “Company”) (OTC:NJMC) today announced results from rock chip sampling at its recently acquired Eastern Star Project near Elk City, Idaho.

Results confirm the widespread presence of high-grade gold within mineralized quartz vein material on the property. Out of 27 samples collected, 12 returned gold values exceeding 0.16 ounces per ton (opt) (5.5 grams per ton (gpt)) with five of those exceeding 0.5 opt (17.1 gpt).

The samples were collected over a broad area, representing multiple vein zones. Individual samples from five of the zones assayed greater than 0.189 opt (6.47 gpt) gold. Two samples from a previously un-prospected area returned gold values of 1.57 opt (53.8 gpt) and 2.01 opt (68.9 gpt). A sample from another previously un-prospected area returned 0.36 opt (12.4 gpt) gold.

NJMC President John Swallow stated, “These sampling results, particularly those from previously untested zones, are encouraging and support our initial assumptions regarding Eastern Star. We plan to follow-up with additional sampling and surface trenching which will help us trace structures and map vein locations as there is little exposed outcrop. We will continue to prioritize projects that demonstrate the potential to host mineable high-grade gold mineralization that we can transport and process at our New Jersey Mill.”

The Elk City Mining District is an historic gold mining region dating back to the 1860s that once supported more than 20 mines, including the Eastern Star, along with placer dredging operations.  Modern exploration in the district by companies including Cypress-Amax, Kinross Gold, and Bema Gold has focused on near-surface bulk tonnage potential, while the many smaller-scale high-grade gold occurrences have largely been ignored. Although the Eastern Star property was patented more than a century ago, very little exploration has ever been conducted on it.

About New Jersey Mining Company

New Jersey Mining Company (NJMC) is located in North Idaho's Silver Valley where it built and is the majority-owner and operator of a fully-permitted 360-tonne per day flotation mill and concentrate leach plant. The Company is actively engaging clients for custom milling contracts while also pursuing its own small-scale production opportunities.

With its mill ownership, in-house expertise, and strategic relationships, NJMC has a unique ability to focus on the acquisition and development of smaller gold deposits in historic mining districts. The Company also owns a 47.88-percent interest in the Golden Chest LLC which controls the Golden Chest Mine, a former gold producer with more than 12,000 feet of underground workings. Golden Chest LLC has leased a portion of the Golden Chest Mine to Juniper Resources, with gold production expected to commence later this year.

The Company's common stock trades on the OTC Market under the symbol "NJMC."

The NJMC corporate presentation is now available in the “Investors” section of the Company website at www.newjerseymining.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

For more information on New Jersey Mining Company, please contact:

Del Steiner, CEO

Email:  dsteiner@newjerseymining.com